Exhibit 5.1

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240 KY1-1002 Grand Cayman Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

9 March 2021

christopher.hall@harneys.com

+1 345 815 2976

049595.0001/CFH

Bit Digital, Inc.

Dear Sirs

Bit Digital, Inc. (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with a registration statement on Form F-1, including all amendments and supplements thereto (the Registration Statement which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed with the U.S. Securities and Exchange Commission on March 9, 2021 under the U.S. Securities Act of 1933, as amended (the Securities Act) in connection with the resale by Ionic Ventures, LLC (Ionic) of: (i) up to 412,500 shares (the Conversion Shares) issuable to Ionic upon conversion by Ionic of senior convertible notes (the Notes) issued and sold pursuant to a Securities Purchase Agreement dated December 31, 2020 between the Company and Ionic (the Notes Purchase Agreement); (ii) up to 5,975,000 shares (the Purchase Shares) issuable to Ionic under the Purchase Agreement dated January 11, 2021 between the Company and Ionic; (iii) 15,000 shares to be issued to Ionic pursuant to a Registration Rights Agreement (the RRA) dated January 11, 2021 between the Company and Ionic (the Relevant Ionic Shares); and (iv) 10,000 shares which may be issued to Ionic in the future pursuant to the RRA (the Future Ionic Shares) (the shares referred to in (i) to (iv) above, the Shares). In this opinion Companies Act means the Companies Act (Revised) of the Cayman Islands. Capitalised terms not otherwise defined in this opinion have the meanings given to them in Schedule 1.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Allotment and Issue.

2.1	When the Conversion Shares are issued and delivered upon conversion of the Notes as described in the Notes and the Registration Statement and such Conversion Shares are recorded as issued in the register of members of the Company, such Conversion Shares will be validly issued, fully paid and non-assessable.

2.2	When the Purchase Shares are issued and paid for as described in the Purchase Agreement and the Registration Statement and such Purchase Shares are recorded as issued in the register of members of the Company, such Purchase Shares will be validly issued, fully paid and non-assessable.

2.3	When the Relevant Ionic Shares are issued and paid for as described in the RRA and the Registration Statement and such Relevant Ionic Shares are recorded as issued in the register of members of the Company, such Relevant Ionic Shares will be validly issued, fully paid and non-assessable.

2.4	If and when the Future Ionic Shares are issued and paid for as described in the RRA and the Registration Statement and such Future Shares are recorded as issued in the register of members of the Company, such Future Ionic Shares will be validly issued, fully paid and non-assessable.

3	Share Capital. Based on the Memorandum and Articles of Association, the Company has an authorised share capital of US$1,500,000 divided into 150,000,000 shares of a par value of US$0.01 each. When allotted, issued, paid for and registered in the register of members of the Company, the Shares will conform to the description of the Shares contained in the Registration Statement and will rank pari passu in all respects with all other issued Shares subject to the rights, privileges and restrictions set forth in the Memorandum and Articles of Association.

4	Prospectus. The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities - Cayman Islands” and in the Exhibits in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Harney Westwood & Riegels

Schedule 1

List of Documents Examined

1	the Certificate of Incorporation dated 17 February 2017 together with the Certificates of Incorporation on Change of Name dated 25 May 2017 and 9 September 2020 respectively;

2	the Memorandum of Association and Articles of Association of the Company dated 17 February 2017 as amended and restated on 4 September 2020 and filed on 5 February 2021 (the Memorandum and Articles of Association of the Company);

3	a Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 3 February 2021;

4	the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands via the Court’s Digital System from the incorporation date of the Company to 9 March 2021 (the Court Search Date);

5	the Register of Directors and Officers provided to us on 5 March 2021;

6	a copy of (i) the minutes of the meeting of the board of directors of the Company dated 11 January 2021; and (ii) the minutes of the meeting of the board of directors of the Company dated 31 December 2020 (together, the Resolutions),

(1 to 6 above are the Corporate Documents); and

7	a copy of the Notes Purchase Agreement;

8	a copy of the Form of Note made a part of the Notes Purchase Agreement;

9	a copy of the Purchase Agreement;

10	a copy of the RRA (together with the Notes Purchase Agreement, the Form of Note, the Purchase Agreement, the Transaction Documents); and

11	a copy of the executed Registration Statement.

The Corporate Documents, the Registration Statement and the Transaction Documents are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into each Transaction Document and perform its obligations thereunder, and each such party has duly executed the Transaction Document; (ii) the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of New York State by which law it is expressed to be governed; (iii) all formalities required under the laws of New York State and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver each of the Transaction Documents in the form of the drafts provided to us for review.

3	Choice of Laws. The choice of the laws of New York State selected to govern the Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

6	Solvency. The Company was on the date of execution of each of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest draft of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

9	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

10	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

11	Resolutions. The Resolutions remain in full force and effect.

12	Execution. The Transaction Documents were either executed as a single physical document (whether in counterpart or not) in full and final form or, where the Transaction Documents were executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to the Transaction Documents by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

13	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

14	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(g)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(i)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(j)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Severability. The courts in the Cayman Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

6	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing, but would be able to consider all the facts of the case (particularly where consideration had passed) to determine whether a verbal amendment or waiver had been effected and, if it found that it had, such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

8	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

9	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

10	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

11	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).